Transcript of Recorded Comments
FitLife Brands, Inc.
Results for Quarter Ended June 30, 2014
August 7, 2014

TPA

Hello and welcome to the FitLife Brands second quarter 2014 conference call.  My name is John Beisler, investor relations representative for FitLife Brands. Joining me today are John Wilson, Chief Executive Officer and Mike Abrams, Chief Financial Officer.

For today’s call, John will begin with a brief summary of the quarter. Mike will review the financials and then John will comment on business development activities.

Earlier today, the company issued a press release containing its second quarter results. The press release may also be found at fitlifebrands.com under the “Investor Relations” section.

Before we get under way I'd like to I’d like to ask everyone to take note of the safe harbor paragraph that appears at the end of the press release issued this morning covering the company's financial results.  This paragraph states that any forward-looking statements that we make speak only as of the date made, are subject to inherent risks and uncertainties (including those described in our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q) and should not be unduly relied upon.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements.

I'd now like to turn the call over to John Wilson.

John Wilson

John and hello everyone. Thank you for joining us today for this review of our second quarter which ended June 30th.

We had outstanding financial results for the second quarter made progress on our strategic growth initiatives, including product innovation and increasing GNC franchise penetration. I will discuss these items in a few minutes but first I will turn it over to Mike    for a review of the financials for the quarter. Mike…

Mike Abrams

Thank you John.

During my comments, I will refer to a presentation that was posted earlier this afternoon on our website.

Page 3 of the presentation shows our total revenue. For the second quarter, total revenue was $6 million, versus $5.1 million in the same period a year ago.  The 18 percent increase in revenue was driven by continued strong customer demand for our products, increased penetration domestically and internationally, and to a lesser extent, by increased sales in advance of the planned transition to GNC’s centralized distribution platform. For the first half of 2014, total revenue was $12.3 million, an 11 percent increase over the first half of the prior year. I want to point out that our year-over-year quarterly comparisons can sometimes be skewed by timing of orders, or onboarding new distribution.  Therefore, we encourage investors to track our performance over a longer period of time as we believe longer periods more accurately reflect trends in our business.

Page 4 of the deck highlights the growth in our net income. Net income for the second quarter was 725 thousand versus 470 thousand in the prior year’s quarter. Net income for the first half of 2014 was $1.6 million, a 53 percent increase over the first half of 2013. The increase is related to higher gross profit due to our increased sales and leveraging of our fixed expenses.  I’ll explain more about our operating leverage in a minute.

Page 5 shows the growth in our diluted earnings per share. Second quarter diluted earnings per share was eight cents versus five cents in the second quarter of 2013. For the first half of 2014, diluted earnings per share was 19 cents versus 12 cents in the prior year. Our Diluted share count decreased from 9 million to 8.6 million, which was related to the series of recapitalization transactions the Company completed during the third quarter of last year.

Page 6 lists some of our target operating result metrics. We are operating well ahead of our targeted levels. For the second quarter of 2014, gross margin was 37.6%, a 70 basis point improvement over the prior year quarter and exceeding our target range of 33 to 37 percent. The increase was primarily related to mild fluctuations in product mix that can naturally occur from time to time.   Effective with the third quarter, the transition to GNC’s centralized distribution platform will affect certain income statement line items. Gross profit is theoretically unaffected by the change, but period over period revenue and cost comparisons will be somewhat skewed for some time. However, we do not anticipate this transition to affect our business in the long-term.

Operating expenses for the quarter were 23.9 percent of revenue, a 280 basis point decrease from the second quarter of 2013 and at the lower end of our targeted range. The decrease was related to our ability to leverage our fixed costs due to increased sales, lower selling and marketing expense and reduced non-cash equity issuance expense. Operating expenses may increase in the future as we continually seek to invest in the resources and people necessary to help drive sustained long term growth, but are nevertheless expected to remain in the current range targets we have provided.  Net margin was 12.1 percent, a 280 basis point increase over the same period a year ago and well ahead of our 6 to 8 percent target range.

Our effective tax rate for the second quarter was 8.5 percent, which was relatively unchanged from the prior year. We currently have $19.6 million in federal net operating loss carry forwards available to offset future income, so we do not anticipate paying a normalized effective tax rate in the coming quarters.

On page 7, we have selected items from our balance sheet. As of June 30, 2014 we had $3.9 million in cash, a $600,000 increase from the end of 2013.  We repaid $243,000 of our long term debt and increased shareholders equity by $1,860,000 during the first half of 2014.

During the second quarter, our Inventory was approximately $3.2 million and inventory turns were 7.6, ahead of our targeted 4 to 6 turn range. Our accounts receivable were $2.5 million and our DSO was roughly 38 days, or the midpoint of our targeted 30 to 45 day range.

Following the end of the second quarter, the board of directors approved a share repurchase program. Under the terms of the program, we are eligible to purchase $600,000 of stock over the next year, subject to a maximum of $50,000 per month. Based on our current price, the plan would allow us to buy approximately five percent of the outstanding float. This authorization provides us the opportunity to be in a position to opportunistically purchase our shares.

Please also review our earnings release and our 10-Q for further financial information.

Now I will turn the call back over to John.

John Wilson

Thank you, Mike.

Since this is our first recorded earnings call, I’d like to give those of you who might be new to our story a brief introduction to our company. We are a premium marketer and manufacturer of proprietary nutritional supplements for health conscious consumers. Our sports performance, weight loss and general nutrition products are marketed under the NDS, PMD, Siren labs and CoreActive brand names. We are the number one vendor in the GNC system, and are in less than 20 percent of their total door count.  We have a brand-centric growth platform with a track record of success and multiple channel opportunities. Last September, our company completed a recapitalization which simplified our capital structure and strengthened our balance sheet.  At the same time, we also changed our name from Bond Labs to FitLife Brands to more closely align our corporate identity with our company vision.

Our strategic initiatives are centered on two key areas – product innovation and broadening our distribution network. Continuous product innovation is the most important thing that we can do as a company and includes the introduction of new flavors, formulas and packaging.  Broadening our distribution network includes First the increasing both the door and SKU count at domestic and international GNC franchise stores, second the rollout into GNC Corporate stores, and finally expansion into other retail outlets.

First, I’d like to give you an update on product innovation. In the coming weeks, we are introducing changes to our Shock’d product. First, we are debuting a new flavor – lemon ice. We are also introducing an enhanced formula and offering the product in a new 30 serving size in addition to our standard 60 serving package. We will also introduce Methyl Andro, our strongest testosterone product that will be available in our Hardcore Flex Stack kit.  We are also developing new packaging technologies, including an easy to use scoop.

Next I’ll speak to our domestic and international growth. Domestically, we are now in 900 GNC franchise locations. We have added approximately 100 franchise locations to our door count during the first half of 2014. Our focus domestically will be to increase the SKUs offered in existing locations and add to our door count at a rate exceeding GNC domestic franchise location growth.

Internationally, we are now in more than 300 locations in 18 countries. One area of opportunity is in the Middle East. We will showcase our products at an industry event in Dubai this fall.  We continue to pursue additional markets while introducing and offering marketing support in existing markets. During the quarter, we introduced two of our Siren labs product in Australia and have been very excited about how they have been received by consumers. Going forward, we have several years of growth opportunity as we move into international markets.  We are now in 18 countries and have significant opportunities to expand into the 30-plus international markets were GNC already has franchise locations.  In addition, we plan to aggressively add to both door and sku counts in existing markets.

Regarding the rollout of our products into GNC corporate stores, we are in the process of finalizing our agreement, and still have a targeted launch date between the fourth quarter of this year and the first quarter of 2015. We are planning a soft launch of a couple SKUs in selected locations, with the expectation of increasing both SKUs and locations over time.

We are very excited about our partnership with GNC, but are also pursuing additional retail opportunities for our products.

Finally, regarding M&A activity we are actively looking for opportunities within the fragmented health and nutrition markets. Any likely acquisition target will be within our existing sports nutrition and weight loss verticals.

We thank you for listening. We welcome your feedback and questions. You can contact Mike or myself or Three Part Advisors at the contact information listed on our press release. Our next investor presentation will be on August 27th at the Midwest IDEAS Investor conference in Chicago. Mike Abrams will be presenting and a webcast of the presentation will be available on our website that day.